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(ALTERRA AGING WITH CHOICE LOGO)
                                                                      NEWS
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FOR IMMEDIATE RELEASE:
CONTACT:  MARK OHLENDORF, CHIEF FINANCIAL OFFICER
(414) 918-5403
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ALTERRA HEALTHCARE ANNOUNCES MANAGEMENT CHANGES

(Milwaukee, Wisconsin -- January 18, 2002) Alterra Healthcare Corporation
(AMEX: ALI) today announced that Steven L. Vick, the Company's President and Chief Operating Officer, will be resigning his positions at the Company in order to pursue other opportunities. The Company's Chief Executive Officer, Patrick Kennedy, and other members of Alterra's senior management group are expected to assume Mr. Vick's management responsibilities.

         "As a co-founder of one of our Company's predecessors and as a senior executive of Alterra, Steven has played a very significant role at Alterra and within the assisted living industry generally. We appreciate his contribution to the Company and wish him all the best in his future endeavors," said Jerry L. Tubergen, Chairman of the Board.

         "We are fortunate to have added depth to our senior management in recent months by the addition of Pat Kennedy as Chief Executive Officer and Chet Bradeen as Senior Vice President of Operations. As a result, we have an experienced senior management team in place to lead the Company as we seek to complete our restructuring and continue our focus on quality resident care, increasing occupancy and improving operating results," noted Mr. Tubergen.

         Mr. Kennedy, a senior executive and director of Holiday Retirement Corp., joined the Company as Chief Executive Officer in November 2001. Prior to joining Alterra, Mr. Kennedy directed the international operations of Holiday Retirement Corp., the largest operator of independent living retirement facilities in North America. Mr. Bradeen, formerly CEO/Managing Director of Sun Healthcare Asia Pacific, joined Alterra during 2001 as Senior Vice President of Operations. Mr. Bradeen has over 25 years of healthcare management experience, having served in senior management positions with several multi-facility long-term care and assisted living operators.

         Alterra offers supportive and selected healthcare services to our nation's frail elderly and is the nation's largest operator of freestanding Alzheimer's/ memory care residences. Alterra currently operates in 25 states.

The statements in this release relating to matters that are not historical facts are forward-looking statements based on management's beliefs and assumptions using currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it is unable to provide assurances that these expectations will prove to be correct. Forward-

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looking statements involve a number of risks and uncertainties, including, but not limited to, risks associated with recent defaults under loan and lease obligations, risks associated with a shortfall in liquidity and the implementation of a restructuring plan, risks associated with the disposition of assets and termination of leases, substantial debt and operating lease payment obligations, operating losses associated with new residences, the Company's need for additional financing and liquidity, risks associated with construction activities, risks associated with competition, governmental regulation and other uncertainties outlined in the Company's reports filed with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of one or more of these risks worsen) or should the Company's underlying assumptions prove incorrect, the Company's actual results of operation and financial position in the future could differ materially from those forecasted or expected. The Company assumes no duty to publicly update such statements.